As filed with the Securities and Exchange Commission on July 17, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Digi Power X Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

110 Yonge Street, Suite 1601

Toronto, Ontario M5C 1T4

(818) 280-9758

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 E. 42nd Street, 18th Floor

New York, New York 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark D. Wood, Esq.
Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
(312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 17, 2026

PROSPECTUS

DIGI POWER X INC.

380,590 Subordinate Voting Shares

This prospectus relates to the resale by the selling securityholders named herein (the “Selling Securityholders”) of up to 380,590 subordinate voting shares (the “Resale Shares”) of our subordinate voting shares, no par value, issuable upon the exercise of common share purchase warrants issued in a private placement transaction with the Company (the “February 2025 Private Placement”), in each case, held by certain of the Selling Securityholders, pursuant to that certain Securities Purchase Agreement, dated as of January 31, 2025, by and between Digi Power X Inc. and each purchase identified on the signature pages thereto (the “Securities Purchase Agreement”).

The Selling Securityholders may sell all or a portion of the Resale Shares from time to time in market transactions through any market on which our subordinate voting shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information, see “Plan of Distribution” beginning on page 11 of this prospectus. The Selling Securityholders may sell some, all or none of the shares being offered for resale in this offering.

We are not selling any subordinate voting shares under this prospectus and will not receive any of the proceeds from the sale, if any, of the Resale Shares by the Selling Securityholders. For additional information, see “Use of Proceeds” beginning on page 5 of this prospectus and “Selling Securityholders” beginning on page 6 of this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the Resale Shares.

We are a “smaller reporting company” and an “emerging growth company” for purposes of U.S. federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in this prospectus may not be comparable to information provided by companies that are not smaller reporting companies or emerging growth companies.

Our subordinate voting shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DGXX” and on Cboe Canada (“Cboe”) under the symbol “DGX.” On July 16, 2026, the last reported sale price of our subordinate voting shares on Nasdaq and Cboe was $3.72 and C$5.20, respectively.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you.

We have not, and the Selling Securityholders have not, authorized anyone to provide any information or to make any representations, other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the subordinate voting shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained, or incorporated by reference, in this prospectus or in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the respective dates thereof, regardless of its time of delivery or any sale of subordinate voting shares. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any applicable free writing prospectuses that we may authorize for use in connection with this offering, together with any documents incorporated by reference herein and therein and the additional information described below under the heading “Where You Can Find More Information” in its entirety, before making an investment decision.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. We are offering to sell, and seeking offers to buy, our subordinate voting shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the subordinate voting shares in certain jurisdictions may be restricted by law. No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus in that jurisdiction. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our subordinate voting shares and the distribution of this prospectus applicable to that jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking information” and “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of Canadian securities laws (collectively, “forward-looking statements”), which reflect our current views with respect to, among other things, our operations and financial performance. All statements other than statements of historical facts contained in this prospectus are forward-looking statements, including any statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives and expected market growth. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “might,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “seek,” “would” or “continue,” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include, but are not limited to:

●	The Company’s development of a Tier III data center and other infrastructure projects involves significant risks, many of which are beyond the Company’s control;

●	The loss of our existing customer and/or our inability to gain new customers may have an adverse effect on the Company’s business, financial condition and results of operations;

●	The Company’s business may be adversely impacted if the Company is unable to fulfill its obligations pursuant to the Data Center Colocation and Master Services Agreement it entered into with Cerebras Systems Inc.;

●	The Company’s inability to execute on our evolving business model and strategy, including our ability to diversify and expand into the market for high-performance computing (“HPC”) and artificial intelligence (“AI”) solutions and data centers;

●	The Company’s inability to respond to anticipated demand for large data centers may have an adverse impact on the Company’s business;

●	Regulatory changes or actions related to data centers and/or cryptocurrencies may alter the nature of an investment in the Company in a manner that adversely affects the Company’s operations;

●	The Company is subject to risks associated with the Company’s need for significant electrical power. The Company’s data center and mining operations require electrical power to be available at commercially feasible rates. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations;

●	The Company faces competition from other data center and cryptocurrency companies;

●	The Company’s data centers and/or cryptocurrency inventory may be exposed to cybersecurity threats and hacks;

●	The value of cryptocurrencies may be subject to momentum pricing risk;

●	Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore be more exposed to fraud and failure;

●	Acceptance and/or widespread use of cryptocurrency is uncertain;

●	If the Company is unable to insure the remainder of its mined digital currency, its business and/or its financial condition may be adversely affected;

●	The Company may be required to sell its cryptocurrency portfolio to pay its expenses;

●	Technological obsolescence and difficulty obtaining hardware may adversely impact the Company’s operating results and financial condition;

●	The Company does not currently pay cash dividends, and, therefore, the Company’s shareholders will not be able to receive a return on their subordinate voting shares unless they sell them;

●	The subordinate voting shares are subject to volatility risk, and there is no guarantee that an active or liquid market will be sustained for the subordinate voting shares;

●	The Company has a limited history of operations and is in the early stage of development;

●	Ineffective management of growth could result in a failure to sustain the Company’s progress;

●	There are significant legal, accounting, and financial costs of being a publicly traded company, which may reduce the resources available for the Company to develop its data centers and/or deploy on its cryptocurrency mining operations;

●	The Company may be unable to obtain additional financing on acceptable terms or at all;

●	The Company may be subject to tax consequences that could reduce the Company’s profitability;

●	The Company may be exposed to risks from exchanging currencies, including currency exchange fees;

●	The Company may be subject to litigation;

●	Uninsured or uninsurable risks could result in significant financial liabilities;

●	Exposure to environmental liabilities and hazards may result in the imposition of fines, penalties and restrictions;

●	The Company’s success is largely dependent on the performance of the Company’s management and executive officers;

●	The Company may be unable to attract, develop and retain its key personnel and establish adequate succession planning;

●	Certain directors and officers may have a conflict of interest between their duties owed to the Company and their interest in other personal or business ventures;

●	Recent changes in U.S. political leadership and economic policies, as well as any future policy changes, may create uncertainty that materially affects the Company’s business and financial performance; and

●	Current or future geopolitical events may have an adverse impact on the Company’s business.

Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations.

The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in more detail elsewhere in this prospectus and in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our subordinate voting shares. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes thereto incorporated herein by reference.

Our Business

The Company is an innovative energy infrastructure company that develops cutting-edge data centers to drive the expansion of sustainable energy assets. With multiple sites, including our state-of-the-art combined cycle and high-capacity substations, we tap into and enhance the energy grid, supporting both industrial clients and broader energy markets. Our mission is to create efficient, reliable and cost-effective energy solutions by maximizing the potential of our power facilities and building advanced infrastructure to meet the demands of high-performance computing, bitcoin mining and other energy-intensive industries. We focus on developing, owning and operating data center facilities and delivering enterprise colocation and AI/GPU infrastructure services. The Company has entered into a bare metal GPU rental agreement with a customer from which it derives revenue as well. The Company also owns a 60 MW gas fired power plant in North Tonawanda that currently operates as a peaker plant, providing the grid with electrical power in times of peak demand. The Company has also historically received digital currencies from “mining,” which is a process whereby specialized computers with high amounts of computational processing power, compete to solve “blocks,” which are digital files where digital currency transactions are recorded on the blockchain.

The Company has three facilities located in Buffalo, New York, North Tonawanda, New York and Columbiana, Alabama. The Company’s site in North Tonawanda is a 60 MW combined cycle plant with 1.2 EH of current operating hashrate. The Company’s site in Buffalo is an 18.7 MW utility powered site with an operating hashrate of 500 PH. The Company’s site in Alabama is a 22 MW utility powered site. The Company is developing its facility in Columbiana, Alabama (“Columbiana Facility”) into a 55-MW Tier 3 data center, designed to support next generation AI and HPC workloads. As announced previously, the Company has contracted with an AI/HPC customer to provide an exclusive license to access the Columbiana Facility data center for an initial period of ten (10) years. The Company’s facilities are strategically located in diverse geographic locations to minimize risk.

The Company was incorporated in the Province of British Columbia under the Business Corporations Act (British Columbia) (“BCBCA”) on February 18, 2017, under the name “Chortle Capital Corp.” The Company changed its name on September 18, 2017, to “HashChain Technology Inc.” Following the reverse take-over with Digihost International Inc., which closed on February 14, 2020, the Company changed its name to Digihost Technology Inc. The Company changed its name on March 6, 2025, to “Digi Power X Inc.”

Our subordinate voting shares are listed on Nasdaq under the symbol “DGXX” and on Cboe under the symbol “DGX.” Our principal executive offices are located at 218 NW 24th Street, 2nd Floor, Miami, Florida 33127, and our registered office is located at 595 Howe Street - 10th Floor, Vancouver, BC V6C 2T5. Our telephone number is (818) 280-9758.

Corporate Information

The Company (formerly known as Digihost Technology Inc.) incorporated under the Business Corporations Act (British Columbia). The Company was originally incorporated in Canada under the Business Corporations Act (British Columbia), or the BCBCA, on February 18, 2017, under the name Chortle Capital Corp. and later changed its name to HashChain Technology Inc. (“HashChain”) on September 18, 2017. HashChain was subject to a reverse take-over (“RTO”) by Digihost International, Inc. (“Digi International”), which closed on February 14, 2020. Prior to the closing date of the RTO, the Company passed a special resolution authorizing an unlimited number of proportionate voting shares and an unlimited number of subordinate voting shares without par value. Upon closing of the RTO, HashChain filed articles of amendment to rename itself to Digihost Technology Inc. In connection with the RTO, all the issued and outstanding 6,530,560 HashChain common shares were exchanged for 6,530,560 subordinate voting shares, and all of Digi International’s common shares were exchanged for 33,412,490 subordinate voting shares and 10,000 proportionate voting shares of the Company.

In connection with and immediately prior to the closing of the RTO, Digi International entered into an agreement with Bit.Management, LLC, NYAM, LLC and BIT Mining International, LLC for the sale, transfer and assignment of 100% right, title and interest in the leasehold improvements and equipment, the transfer of the lease of property at 1001 East Delavan Ave., Buffalo, New York (the “Buffalo Mining Facility”), and transfer of a power contract for the supply of electricity at the facility. As consideration and immediately prior to the closing of the RTO, Digi International issued 104,000 Digi International common shares for an aggregate value of C$2,704,000. Digi International also entered into an agreement with BIT Mining International, LLC for the sale, transfer and assignment of 100% right, title and interest in the leasehold improvements and equipment located at the Buffalo Mining Facility. As consideration and immediately prior to the closing of the RTO, Digi International issued 60,000 Digi International common shares for an aggregate value of C$1,560,000.

We filed articles of amendment on March 4, 2025, changing our name from Digihost Technology Inc. to Digi Power X Inc.

Our principal place of business is located at 218 NW 24th Street, 2nd Floor, Miami, Florida 33127, and our registered office is located at 595 Howe Street – 10th Floor, Vancouver, British Columbia V6C 2T5. Our phone number is (917) 242-6549. The Company serves as its agent for service of process in Canada at its registered office located at 595 Howe Street – 10th Floor, Vancouver, British Columbia V6C 2T5. Our website address is www.digipowerx.com. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a “Smaller Reporting Company”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies are required to adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We are eligible to, and intend to, take advantage of certain of the scaled disclosures available to smaller reporting companies.

February 2025 Private Placement

On January 30, 2025, we entered into the Securities Purchase Agreement with certain investors for gross proceeds of approximately $6.6 million in a private placement of 2,503,601 subordinate voting shares and warrants exercisable for up to 1,251,805 subordinate voting shares (the “Warrants”), at a combined price of $2.64 per share and Warrant. The Warrants have a per subordinate voting share exercise price of $3.66 and became exercisable immediately upon issuance and, if not previously exercised, are exercisable until February 7, 2028. As previously reported on a Form 6-K filed by the Company with the SEC on February 7, 2025, we closed the February 2025 private placement and issued the subordinate voting shares and Warrants on February 7, 2025. This prospectus registers the resale of the subordinate voting shares issuable upon the exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement.

THE OFFERING

Issuer	Digi Power X Inc.

Subordinate voting shares issued and outstanding as of July 2, 2026	98,543,355

Subordinate voting shares that may be offered by the selling securityholders	Up to 380,590 subordinate voting shares issuable upon the exercise of the Warrants.

Subordinate voting shares to be issued and outstanding after this offering	98,923,945 subordinate voting shares (assuming the full exercise of the Warrants by the Selling Securityholders)

Use of proceeds	We will not receive any proceeds from the sale of the Resale Shares by the Selling Securityholders. All net proceeds from the sale of the subordinate voting shares covered by this prospectus will go to the Selling Securityholders. However, we will receive the proceeds from the exercise of any Warrants, if and when exercised. See the sections of this prospectus titled “Use of Proceeds,” and “Plan of Distribution.”

Market for our subordinate voting shares	Our subordinate voting shares are listed on Nasdaq under the symbol “DGXX” and on Cboe under the symbol “DGX.”

Risk factors	Investing in our subordinate voting shares involves a high degree of risk. See the section titled “Risk Factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our subordinate voting shares.

Unless otherwise stated, all information in this prospectus is based on 98,543,355 subordinate voting shares outstanding as of July 2, 2026 and does not include the following as of that date:

●	3,485,000 subordinate voting shares issuable upon outstanding options, with a weighted average exercise price of C$4.90;

●	1,080,475 subordinate voting shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $2.98; and

●	4,670,946 subordinate voting shares reserved for issuance upon the vesting of restricted share units of the Company.

See “Description of Share Capital” for additional information.

RISK FACTORS

Investing in our subordinate voting shares involves a high degree of risk. Before you make an investment decision with respect to our subordinate voting shares, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” contained in our most recent annual report on Form 10-K, which is incorporated by reference in this prospectus, and other information included in any document that we file from time to time with the SEC after the date of this prospectus that is incorporated by reference herein, as well as other information contained or incorporated by reference in this prospectus. If any of the following events or any of the events described in any such other document actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business and operations.

A substantial number of subordinate voting shares may be sold in the market following the effective date of the registration statement of which this prospectus forms a part, which may depress the market price for subordinate voting shares.

We are registering for resale an aggregate of 380,590 subordinate voting shares issuable upon the exercise of the Warrants held by the Selling Securityholders. Assuming the Warrants are exercised in full, the Selling Securityholders identified in this prospectus can sell up to 380,590 subordinate voting shares pursuant to this prospectus. Sales of substantial amounts of our subordinate voting shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our subordinate voting shares. We cannot predict if and when the Selling Securityholders will sell such shares in the public markets. Furthermore, since the February 2025 private placement, we have issued, and we may again in the future issue, additional subordinate voting shares or other equity or debt securities exercisable for or convertible into subordinate voting shares, including in our existing ATM program. Any such issuance(s) and resales of the subordinate voting shares could result in substantial dilution to our existing shareholders and could cause our share price to decline. See “Dilution” below.

Our management will have broad discretion over the use of proceeds we receive from any exercise of the Warrants, and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the market price of our subordinate voting shares.

Our management will have broad discretion over the use of proceeds that we receive from any exercise of the Warrants by the Selling Securityholders identified in this prospectus. We may spend or invest those proceeds in ways with which our shareholders disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from any exercise of the warrants for cash as described in “Use of Proceeds.” However, our use of any such proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

An investment in our securities is highly speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in their investment, including the risk of losing their entire investment and the other risk factors discussed in this “Risk Factors” section and under the heading “Risk Factors” in the Form 10-K, as well as the risks described in the financial or other information included or incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the subordinate voting shares by the Selling Securityholders. All net proceeds from the sale of the subordinate voting shares covered by this prospectus will go to the Selling Securityholders. However, we may receive the proceeds from any exercise of the Warrants. We expect that the Selling Securityholders will sell their subordinate voting shares as described under “Plan of Distribution.” If all of the Warrants are exercised in full for cash, we will receive gross proceeds from the warrant exercises of approximately $1,392,959.

We intend to use the net proceeds of such Warrant exercise(s), if any, for acquisitions related to infrastructure expansion and for general corporate purposes, which may include operating expenses, research and development, working capital, and general capital expenditures. We will have broad discretion in the way we use these proceeds. See “Risk Factors” above. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

DILUTION

Purchasers of the Resale Shares being offered pursuant to this prospectus may suffer immediate and substantial dilution in the net tangible book value per subordinate voting share. Dilution in net tangible book value per subordinate voting share represents the difference between the amount per subordinate voting share paid by purchasers and the net tangible book value per subordinate voting share immediately after a purchase. The amount of dilution experienced by each purchaser of subordinate voting shares under this prospectus will vary, because the Selling Securityholders who offer and sell the Resale Shares may do so at various times, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Accordingly, the amount paid per subordinate voting share by each purchaser and the net tangible book value per subordinate voting share at the time of purchase cannot be determined at this time. Therefore, we have not included in this prospectus information about the dilution (if any) to our existing shareholders arising from any such future sales. See “Risk Factors—A substantial number of subordinate voting shares may be sold in the market following the effective date of the registration statement of which this prospectus forms a part, which may depress the market price for subordinate voting shares.”

SELLING SECURITYHOLDERS

The Resale Shares offered by the selling securityholders consist of subordinate voting shares issuable upon exercise, if any, of the Warrants that were issued to the Selling Securityholders pursuant to the Securities Purchase Agreement. This prospectus generally covers the resale by those Selling Securityholders from time to time of the sum of the maximum number of subordinate voting shares issuable upon exercise of the Warrants, in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The Selling Securityholders have not had any material relationship with us within the past three years, except for:

●	the ownership of the subordinate voting shares and the warrants issued pursuant to the Securities Purchase Agreement; and

●	Berke Bakay, the portfolio manager of Bakay Capital Fund, LP, and James McCabe have served on our board of advisors.

The following table sets forth the name of each of the Selling Securityholders, the number and percentage of our subordinate voting shares beneficially owned by the Selling Securityholders as of July 2, 2026, the number of our subordinate voting shares that may be offered by the Selling Securityholders under this prospectus, and the number and percentage of our subordinate voting shares beneficially owned by the Selling Securityholders assuming all of the subordinate voting shares registered hereunder are sold. Applicable percentage ownership is based on 98,543,355 subordinate voting shares issued and outstanding as of July 2, 2026, and does not include any subordinate voting shares issuable upon conversion of our proportionate voting shares. Except as noted below, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to our subordinate voting shares. Generally, a person “beneficially owns” a security if he, she or it possesses sole or shared voting or investment power over that security, including warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. Shares subject to warrants that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in the table below and the footnotes thereto regarding subordinate voting shares to be beneficially owned after the offering assumes that the Selling Securityholders have exercised their Warrants in full, despite the limitations on exercise in the Warrants (including as described below) and further assumes that the Selling Securityholders sell all of the subordinate voting shares being offered by them under this prospectus and do not sell any of the other subordinate voting shares they beneficially own prior to the offering.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Securityholders. The Selling Securityholders may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, subordinate voting shares in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below.

Name of Selling Securityholder	Number of Subordinate Voting Shares Owned Prior to Offering		Percentage of Subordinate Voting Shares Owned Prior to Offering		Maximum Number of Subordinate Voting Shares to be Sold Pursuant to this Prospectus(1)	Number of Subordinate Voting Shares Owned After Offering	Percentage of Subordinate Voting Shares Owned After Offering
Jim McCabe	737,954	(2)	*	%	47,349	690,605	*	%
Bakay Capital Fund, LP	2,484,712	(3)	2.46%		189,394	2,295,318	2.33%
Exuma Partners Fund I, LLLP	75,909	(4)	*	%	30,303	45,606	*	%
Banded Iron, LP	4,735	(5)	*	%	4,735	0	0%
Bao Dang	27,330	(6)	*	%	9,110	18,220	*	%
Bradley Layton	4,735	(7)	*	%	4,735	0	0%
Denis Thompson	4,735	(8)	*	%	4,735	0	0%
Eddie Casanave	14,205	(9)	*	%	4,735	9,470	*	%
Frank Curzio	28,410	(10)	*	%	9,470	18,940	*	%
Ideal Garcia	20,205	(11)	*	%	4,735	15,470	*	%
Kim Boys	17,205	(12)	*	%	4,735	12,470	*	%
Kim Obermair	35,000	(13)	*	%	5,000	30,000	*	%
Neal Baker	4,735	(14)	*	%	4,735	0	0%
Robert Rudloff	14,205	(15)	*	%	4,735	9,470	*	%
Unicorn Capital Partners LLC	9,470	(16)	*	%	9,470	0	0%
Norstar Capital LLC	4,735	(17)	*	%	4,735	0	0%
Birchtree Capital, LLC	28,409	(18)	*	%	28,409	0	0%
Hans L. Christensen	28,409	(19)	*	%	9,470	18,939	*	%

*	Less than 1%.

(1)	Represents shares issued or issuable pursuant to warrants issued to the Selling Securityholders in the February 2025 Private Placement.

(2)	Comprised of (i) 395,151 subordinate voting shares held by James McCabe, (ii) up to 295,454 subordinate voting shares issuable upon exercise of warrants issued to Mr. McCabe, and (iii) up to 47,349 subordinate voting shares issuable upon exercise of a warrant issued to Mr. McCabe in connection with the February 2025 Private Placement.

(3)	Comprised of (i) 2,295,318 subordinate voting shares held by Bakay Capital Fund, LP (“Bakay Capital”) and (ii) up to 189,394 subordinate voting shares issuable upon exercise of a warrant issued to Bakay Capital in connection with the February 2025 Private Placement. Berke Bakay is the Managing Member of Bakay Capital Management, LLC, the general partner of Bakay Capital, and in such capacity has the right to vote and dispose of the securities held by Bakay Capital.

(4)	Comprised of (i) 45,606 subordinate voting shares held by Exuma Partners Fund I, LLLP (“Exuma”) and (ii) up to 30,303 subordinate voting shares issuable upon exercise of a warrant issued to Exuma in connection with the February 2025 Private Placement. 72 MIA LLC and Douglas Anthony Perera share voting and investment control over the securities held by Exuma and each has the right to vote and dispose of the securities held by Exuma.

(5)	Comprised of up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Banded Iron, LP (“Banded Iron”) in connection with the February 2025 Private Placement. Mike Wolsky is the general partner of Banded Iron and in such capacity has the right to vote and dispose of the securities held by Birchtree.

(6)	Comprised of (i) 18,220 subordinate voting shares held by Bao Dang and (ii) up to 9,110 subordinate voting shares issuable upon exercise of a warrant issued to Bao Dang in connection with the February 2025 Private Placement.

(7)	Comprised of up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Bradley Layton in connection with the February 2025 Private Placement.

(8)	Comprised of up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Denis Thompson in connection with the February 2025 Private Placement.

(9)	Comprised of (i) 9,470 subordinate voting shares held by Eddie Casanave and (ii) up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Casanave in connection with the February 2025 Private Placement.

(10)	Comprised of (i) 18,940 subordinate voting shares held by Frank Curzio and (ii) up to 9,470 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Curzio in connection with the February 2025 Private Placement.

(11)	Comprised of (i) 15,470 subordinate voting shares held by Ideal Garcia and (ii) up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Garcia in connection with the February 2025 Private Placement.

(12)	Comprised of (i) 12,470 subordinate voting shares held by Kim Boys and (ii) up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Boys in connection with the February 2025 Private Placement.

(13)	Comprised of (i) 30,000 subordinate voting shares held by Kim Obermair and (ii) up to 5,000 subordinate voting shares issuable upon exercise of a warrant issued to Kim Obermair in connection with the February 2025 Private Placement.

(14)	Comprised of up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Neal Baker in connection with the February 2025 Private Placement.

(15)	Comprised of (i) 9,470 subordinate voting shares held by Robert Rudloff and (ii) up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Rudloff in connection with the February 2025 Private Placement.

(16)	Comprised of up to 9,470 subordinate voting shares issuable upon exercise of a warrant issued to Unicorn Capital Partners LLC (“Unicorn”) in connection with the February 2025 Private Placement. Andrew W. Haag is the Managing Member of Unicorn and in such capacity has the right to vote and dispose of the securities held by Unicorn.

(17)	Comprised of up to 4,735 subordinate voting shares issuable upon exercise of a warrant issued to Norstar Capital LLC (“Norstar”) in connection with the February 2025 Private Placement. David E. Kusta Jr. is the Chief Manager of Norstar and in such capacity has the right to vote and dispose of the securities held by Norstar.

(18)	Comprised of up to 28,409 subordinate voting shares issuable upon exercise of a warrant issued to Birchtree Capital, LLC (“Birchtree”) in connection with the February 2025 Private Placement. Daniel Brauser is the sole manager of Birchtree and in such capacity has the right to vote and dispose of the securities held by Birchtree.

(19)	Comprised of (i) 18,939 subordinate voting shares held by Hans L. Christensen and (ii) up to 9,470 subordinate voting shares issuable upon exercise of a warrant issued to Mr. Christensen in connection with the February 2025 Private Placement.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the material terms of our share capital, as set forth in our articles of association, and certain related sections of the BCBCA. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association and the applicable provisions of the BCBCA. A copy of our articles of association is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Capital

Our authorized share capital consists of:

●	unlimited subordinate voting shares, no par value; and

●	unlimited proportionate voting shares, no par value.

As of July 2, 2026, there were 98,543,355 subordinate voting shares and 3,333 proportionate voting shares issued and outstanding. Proportionate voting shares are not available for distribution to the public. Proportionate voting shares may be converted at the holder’s option into subordinate voting shares at a ratio of 200 subordinate voting shares for every 1 proportionate voting share.

In addition, as of July 2, 2026, there were: (i) 3,485,000 subordinate voting shares issuable upon the exercise of outstanding options at a weighted average exercise price of C$4.90; (ii) 1,080,475 subordinate voting shares reserved for issuance on exercise of 1,080,475 issued and outstanding warrants of the Company with a weighted average exercise price of $2.98; and (iii) 4,670,946 subordinate voting shares reserved for issuance upon the vesting of 4,670,946 restricted share units, for a total of 108,446,376 subordinate voting shares on a fully diluted basis (including 666,600 subordinate voting shares issuable upon conversion of the 3,333 issued and outstanding proportionate voting shares as of such date).

Subordinate Voting Shares

Each holder of subordinate voting shares is entitled to receive notice of and to attend all meetings of shareholders of the Company. Holders of subordinate voting shares are entitled to one vote per subordinate voting share on all matters subject to shareholder vote, voting together as a single class with holders of proportionate voting shares, except as otherwise prohibited by law.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of subordinate voting shares will be entitled to participate ratably along with all other holders of subordinate voting shares and proportionate voting shares (on an as-converted to subordinate voting share basis).

The holders of the subordinate voting shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu as to dividends and any declaration or payment of any dividend on the subordinate voting shares.

Except as otherwise provided in this prospectus, the subordinate voting shares and proportionate voting shares are equal in all respects and shall be treated as shares of a single class for all purposes under the BCBCA. Our subordinate voting shares are not subject to any pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities or provisions requiring a shareholder to contribute additional capital.

Proportionate Voting Shares

Holders of proportionate voting shares are entitled to receive notice of and to attend all meetings of shareholders of the Company. Holders of proportionate voting shares are entitled to one vote in respect of each subordinate voting share into which such proportionate voting share could ultimately then be converted, which for greater certainty, shall be equal to 200 votes per proportionate voting share, on all matters subject to shareholder vote, voting together as a single class with holders of subordinate voting shares, except as otherwise prohibited by law.

Holders of proportionate voting shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as-converted basis, assuming conversion of all proportionate voting shares into subordinate voting shares at the conversion ratio of 200:1) as to dividends and any declaration or payment of any dividend on the subordinate voting shares. No dividend will be declared or paid on the proportionate voting shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted basis) on the subordinate voting shares.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of proportionate voting shares will be entitled to participate ratably along with all other holders of proportionate voting shares (on an as-converted to resulting issuer subordinate voting share basis) and subordinate voting shares.

Each proportionate voting share is convertible, at the option of the holder thereof at any time after the date of issuance of such share, into fully paid and non-assessable subordinate voting shares as is determined by multiplying the number of proportionate voting shares by the 200. Proportionate voting shares are not available for distribution to the public.

Except as otherwise described in this prospectus, the proportionate voting shares and subordinate voting shares are equal in all respects and shall be treated as shares of a single class for all purposes under the BCBCA.

Anti-Takeover Provisions

Some provisions of the BCBCA and other British Columbia laws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our subordinate voting shares.

Listing

Our subordinate voting shares are currently listed on Nasdaq under the symbol “DGXX” and on Cboe under the symbol “DGX.”

Transfer Agent and Registrar

The transfer agent and registrar for our subordinate voting shares is Marrelli Trust Company Limited, 620 – 1111 Melville St., Vancouver, British Columbia, V6E 3V6.

DESCRIPTION OF WARRANTS

February 2025 Private Placement Warrants

The following is a brief summary of the Warrants and is qualified in its entirety by reference to the provisions contained in the form of common share purchase warrant, dated February 7, 2025, filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2025 and as Exhibit 4.1 to the Company’s registration statement on Form S-3 of which this prospectus forms a part.

Exercisability. The Warrants became exercisable on February 7, 2025, and, if not previously exercised, are exercisable until February 7, 2028 (the third anniversary of the initial exercise date).

Exercise Limitation. A holder does not have the right to exercise any portion of the warrant issued thereto if such holder (together with its affiliates and any other persons acting as a group together with the holder and any of the holder’s affiliates) would beneficially own in excess of 4.99% or 9.99%, depending on the warrant, of the number of subordinate voting shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. A holder, upon notice to us, may decrease the beneficial ownership limitation at any time. If such beneficial ownership limitation is reduced, then, upon 61 days’ prior written notice to us, a holder may increase the beneficial ownership limitation back to 9.99% of the number of subordinate voting shares outstanding immediately after giving effect to the exercise.

Exercise Price. Each Warrant has an exercise price of $3.66 per subordinate voting share, subject to certain adjustments as described further in the form of warrant. If we, at any time while the Warrants are outstanding: (i) pay a dividend or otherwise make a distribution or distributions on our subordinate voting shares or any other equity or equity equivalent securities payable in subordinate voting shares (which, for avoidance of doubt, shall not include any subordinate voting shares issued by the Company upon exercise of the applicable warrant), (ii) subdivide outstanding subordinate voting shares into a larger number of shares, (iii) combine (including by way of reverse share split) outstanding subordinate voting shares into a smaller number of shares, or (iv) issue by reclassification of the subordinate voting shares any shares in the capital of the Company, then, in each case, the exercise price shall be multiplied by a fraction of which the numerator shall be the number of subordinate voting shares outstanding immediately before such event and of which the denominator shall be the number of subordinate voting shares outstanding immediately after such event, and the number of shares issuable upon exercise of each such Warrant shall be proportionately adjusted such that the aggregate exercise price of such Warrant remains unchanged.

Fundamental Transaction. If, at any time while the Warrants are outstanding, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any tender offer, exchange offer or like transaction (whether by us or another person) is completed pursuant to which holders of subordinate voting shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding subordinate voting shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the subordinate voting shares or any compulsory share exchange pursuant to which the subordinate voting shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding subordinate voting shares (each, a “fundamental transaction”), then, upon any subsequent exercise of the applicable Warrant, the holder will have the right to receive, for each subordinate voting share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of subordinate voting shares (or successor security) of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of subordinate voting shares for which such warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Subject to compliance with applicable securities laws, each of the Warrants and all rights thereunder are transferable, in whole or in part, upon surrender of such Warrant at the principal office of the Company or its designated agent, together with a written assignment of the Warrant by the holder or its agents.

Exchange Listing. We have not and do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our subordinate voting shares, the holder of a Warrant does not have the rights or privileges of a holder of our subordinate voting shares, including any voting rights, until the holder exercises the Warrant.

Governing Law. The Warrants are governed by New York law.

PLAN OF DISTRIBUTION

We are registering subordinate voting shares that may be issuable upon exercise, if any, of the Warrants that were issued, to the Selling Securityholders pursuant to the terms of the Securities Purchase Agreement in order to permit the resale of those subordinate voting shares by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Resale Shares. We will bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Securityholders may sell all or a portion of the Resale Shares through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling subordinate voting shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the subordinate voting shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of subordinate voting shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the subordinate voting shares in the course of hedging in positions they assume. After the registration statement of which this prospectus is a part is declared effective, the Selling Securityholders may also sell subordinate voting shares short and deliver subordinate voting shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge subordinate voting shares to broker-dealers that in turn may sell such shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the subordinate voting shares, Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the subordinate voting shares from time to time pursuant to this prospectus or any amendment under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the subordinate voting shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders and any broker-dealer participating in the distribution of the subordinate voting shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the subordinate voting shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of subordinate voting shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the subordinate voting shares may be sold in such states only through registered or licensed brokers or dealers.

There can be no assurance that any Selling Securityholder will sell any or all of the subordinate voting shares registered pursuant to the registration statement, of which this prospectus forms a part. The Selling Securityholders may also sell the subordinate voting shares under Rule 144, Rule 904 of Regulation S under the Securities Act or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the subordinate voting shares by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the subordinate voting shares to engage in market-making activities with respect to the subordinate voting shares. All of the foregoing may affect the marketability of the subordinate voting shares and the ability of any person or entity to engage in market-making activities with respect to the subordinate voting shares.

We will pay all expenses of the registration of the subordinate voting shares, estimated to be approximately $50,192 in total, including, without limitation, SEC filing fees; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the subordinate voting shares will be freely tradable in the hands of persons other than our affiliates.

CERTAIN U.S. AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

The following discussion describes certain U.S. federal income tax considerations for U.S. Holders (as defined below) of an investment in the subordinate voting shares acquired pursuant to the offering. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, or the Medicare contribution tax on net investment income or the alternative minimum tax, are not discussed. This discussion applies only to investors who acquire and hold the subordinate voting shares as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment), and who have the U.S. Dollar as their functional currency. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could adversely affect the tax considerations described below.

The following discussion does not address all U.S. federal income tax considerations relevant to a holder’s particular circumstances or to holders subject to particular rules, including, without limitation:

o	U.S. expatriates and certain former citizens or long-term residents of the United States;

o	persons whose functional currency is not the U.S. Dollar;

o	persons holding the subordinate voting shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

o	banks, insurance companies and other financial institutions;

o	real estate investment trusts or regulated investment companies;

o	brokers, dealers or traders in securities, commodities or currencies;

o	S corporations or entities or arrangements treated as partnerships for U.S. federal income tax purposes;

o	tax-exempt organizations or governmental organizations;

o	individual retirement accounts or other tax deferred accounts;

o	persons who acquired the subordinate voting shares pursuant to the exercise of any employee share option or otherwise as compensation;

o	persons that own or are deemed to own 10% or more of the Company’s stock by vote or value directly, indirectly or constructively;

o	persons subject to special tax accounting rules as a result of any item of gross income with respect to the subordinate voting shares being taken into account in an applicable financial statement;

o	persons that hold subordinate voting shares through a permanent establishment or fixed base outside the United States; and

o	persons deemed to sell subordinate voting shares under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SUBORDINATE VOTING SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of subordinate voting shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

o	an individual who is a citizen or resident of the United States;

o	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

o	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

o	a trust that (1) is subject to the supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) makes an investment in the subordinate voting shares, the U.S. federal income tax treatment of the partnership and an equity holder of the partnership generally depends upon the status of the equity holder and the activities of the partnership. Partnerships holding subordinate voting shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

Taxation of Dividends and Other Distributions on the Subordinate Voting Shares

The discussion in this section is subject to the discussion below regarding PFICs.

The gross amount of any distribution to a U.S. Holder with respect to the subordinate voting shares, including any non-U.S. taxes withheld from the amount paid, will be included in such U.S. Holder’s gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined applying U.S. federal income tax principles). To the extent the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, it will be treated first as a return of a U.S. Holder’s tax basis in the subordinate voting shares, and to the extent the amount of the distribution exceeds the tax basis, as capital gain. The Company does not intend to calculate its earnings and profits applying U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions will generally be reported as ordinary dividend income. Dividends paid by the Company will not be eligible for the dividends-received deduction available to corporations in respect of dividends received from U.S. corporations.

Subject to certain holding period and other limitations, dividends paid on the subordinate voting shares to certain non-corporate U.S. Holders may be “qualified dividend income” taxable for regular U.S. federal income tax purposes at preferential tax rates. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends.

Dividends will be includible in the income of a U.S. Holder in a U.S. Dollar amount calculated by reference to the exchange rate on the day the distribution is received. A U.S. Holder that receives a foreign currency distribution and converts the foreign currency into U.S. Dollars subsequent to receipt may have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the U.S. Dollar, which will generally be U.S.-source ordinary income or loss. A loss might not be deductible due to certain limitations.

Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Any tax withheld with respect to distributions on the subordinate voting shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends generally will constitute “passive category income”. The rules with respect to the foreign tax credit are complex and may depend upon a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisor regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Disposition of the Subordinate Voting Shares

The discussion in this section is subject to the discussion below regarding PFICs.

A U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of the subordinate voting shares equal to the difference between the amount realized (in U.S. Dollars) on the disposition and such holder’s tax basis (in U.S. Dollars) in the subordinate voting shares. Any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if such U.S. Holder has held the subordinate voting shares for more than one year at the time of the disposition. Otherwise, such gain or loss generally will be short-term capital gain or loss. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S.- source income or loss for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisors regarding the proper treatment of gain or loss in their particular circumstances.

Passive Foreign Investment Company

As a non-United States corporation, the Company will be a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes for any taxable year if, after applying certain look-through rules with respect to subsidiaries in which the Company owns at least 25% (by vote or value) of the stock, either:

o	at least 75% of its gross income for such taxable year is passive income, or

o	at least 50% of the total value of its assets (generally based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income.

The Company believes it was not a PFIC for the year ended December 31, 2025. Based on the market price of the subordinate voting shares and the composition of the Company’s income and assets, including goodwill, the Company also does not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and is dependent on a number of factors, including the value of the Company’s passive assets, the amount and type of the Company’s gross income and the market price of the subordinate voting shares, which could fluctuate significantly. Therefore, there can be no assurance that the Company will not be a PFIC for the current or future taxable years.

If the Company is a PFIC for any taxable year during a U.S. Holder’s holding period for the subordinate voting shares, it generally will continue to be treated as a PFIC with respect to such holder’s investment in the subordinate voting shares for all succeeding years during which such holder holds the subordinate voting shares. In that event, a U.S. Holder would (unless it made one of the elections discussed below on a timely basis) be taxable on gain recognized on a disposition of the subordinate voting shares and upon receipt of certain “excess distributions” (generally, distributions that exceed 125% of the average amount of distributions in respect of the subordinate voting shares received during the preceding three taxable years or, if shorter, during the U.S. Holder’s holding period prior to the distribution year) as if such income had been recognized ratably over the U.S. Holder’s holding period. Tax would be computed on such income at the highest ordinary income tax rate in effect for each taxable year to which income is allocated, and an interest charge on the tax as so computed would also apply.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the subordinate voting shares, such holder will include in income for each year that the Company is treated as a PFIC, an amount equal to the excess, if any, of the fair market value of the subordinate voting shares as of the close of such holder’s taxable year over the holder’s adjusted basis in the subordinate voting shares. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the subordinate voting shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the subordinate voting shares, as well as to any loss realized on the actual sale or disposition of the subordinate voting shares, in each case to the extent the amount of such loss does not exceed the net mark-to-market gains for the subordinate voting shares previously included in income. A U.S. Holder’s basis in the subordinate voting shares will be adjusted to reflect any such income or loss amounts.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations, other than in de minimis quantities, on at least 15 days during each calendar quarter. The subordinate voting shares are listed on Nasdaq, which is a qualified exchange. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs the Company owns, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to such holder’s indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. The Company currently does not have any non-U.S. subsidiaries.

U.S. Holders should consult their tax advisor as to the availability and desirability of a mark-to-market election.

As an alternative to the tax treatment described above, a U.S. Holder could elect to treat the Company as a “qualified electing fund” (a “QEF”), in which case the U.S. Holder would be taxed currently, for each taxable year that the Company is a PFIC, on its pro rata share of the Company’s ordinary earnings and net capital gain (subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge). Special rules apply if a U.S. Holder makes a QEF election after the first taxable year of its holding period in which the Company is a PFIC. In the event that the Company concludes that it will be classified as a PFIC, the Company will also determine at that time whether it will provide U.S. Holders with the information that is necessary to make a QEF election. Amounts includable in income as a result of a QEF election will be determined without regard to the Company’s prior year losses or the amount of cash distributions, if any, received from the Company. A U.S. Holder’s basis in its subordinate voting shares will increase by any amount included in income and decrease by any distributions of amounts previously taxed under the QEF rules.

If the Company is a PFIC for any taxable year during which a U.S. Holder owns subordinate voting shares, it generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years even if it ceases to meet the requirements for PFIC status. Notwithstanding any election made with respect to the subordinate voting shares, if the Company is a PFIC in either the taxable year of the distribution or the preceding taxable year, dividends received with respect to the subordinate voting shares will not qualify as “qualified dividends” eligible for taxation at reduced federal income tax rates.

A U.S. Holder of a PFIC is required to file an IRS Form 8621. U.S. Holders are urged to consult their tax advisors regarding the potential application of the PFIC rules to an investment in the subordinate voting shares.

Information Reporting and Backup Withholding

Dividend payments with respect to the subordinate voting shares and proceeds from the sale, exchange or other disposition of the subordinate voting shares may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

1.	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

2.	furnishes an incorrect taxpayer identification number;

3.	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

4.	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Reporting Requirements

Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include the subordinate voting shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for subordinate voting shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to comply with such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of subordinate voting shares.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SUBORDINATE VOTING SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

Certain Canadian Federal Income Tax Consequences

The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”), generally applicable to a holder who acquires, as beneficial owner, Resale Shares pursuant to the offering, and who, for the purposes of the Tax Act and at all relevant times, holds Resale Shares as capital property and deals at arm’s length and is not affiliated with the Company, the Selling Securityholder and any subsequent purchaser of such securities. A holder who meets all of the foregoing requirements is referred to as a “Holder” herein, and this summary only addresses such Holders. Generally, Resale Shares will be considered to be capital property to a Holder, provided the Holder does not hold Resale Shares in the course of carrying on a business of trading or dealing in securities and has not acquired the Resale Shares in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder (i) that is a “financial institution”, as defined in the Tax Act for the purposes of the mark-to-market rules in the Tax Act, (ii) that is a “specified financial institution”, as defined in the Tax Act, (iii) of an interest which is a “tax shelter investment” as defined in the Tax Act, (iv) that has elected to determine its Canadian tax results in a “functional currency” other than the Canadian dollar, (v) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” with respect to the Resale Shares, or (vi) that receives dividends on Resale Shares under or as part of a “dividend rental arrangement”, as defined in the Tax Act. Any such holder should consult its own tax advisor with respect to an investment in the Resale Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is (or does not deal at arm’s length with a corporation resident in Canada for purposes of the Tax Act that is), or becomes, controlled by a non-resident person or a group of non-resident persons (comprised of any combination of non-resident corporations, non-resident individuals or non-resident trusts) for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the consequences of acquiring Resale Shares.

This summary is based upon the provisions of the Tax Act and the regulations thereunder in force as of the date hereof, all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”), published in writing by it prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed. However, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in the law or any changes in the CRA’s administrative policies and assessing practices, whether by legislative, governmental or judicial action or decision, nor does it take into account or anticipate any other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any Holder are made. Consequently, Holders should consult their own tax advisors with respect to the tax consequences applicable to them, having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Resale Shares must be converted into Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada on the day the amount first arose, or such other rate of exchange as is acceptable to the CRA. As a result, the amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian dollar/United States dollar exchange rate.

Taxation of Resident Holders

The following portion of this summary applies to Holders (as defined above) who, for the purposes of the Tax Act, are or are deemed to be resident in Canada at all relevant times (herein, “Resident Holders”) and this portion of the summary only addresses such Resident Holders. Certain Resident Holders who might not be considered to hold their Resale Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have them and any other “Canadian security” (as defined in the Tax Act) be treated as capital property for the taxation year of the election and in all subsequent taxation years. Resident Holders contemplating such election should consult their own tax advisors for advice as to whether it is available and, if available, whether it is advisable in their particular circumstances.

Taxation of Dividends

A Resident Holder will be required to include in computing income for a taxation year any dividends received, or deemed to be received, in the year by the Resident Holder on the Resale Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Company designates the dividend as an “eligible dividend” in accordance with the provisions of the Tax Act. There may be restrictions on the ability of the Company to designate any particular dividend as an “eligible dividend”.

A dividend received or deemed to be received by a Resident Holder that is a corporation must be included in computing its income but will generally be deductible in computing the corporation’s taxable income for that taxation year, subject to all of the rules and restrictions under the Tax Act in that regard. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A corporation that is a “private corporation” or a “subject corporation” (each as defined in the Tax Act), generally will be liable to pay an additional tax (refundable under certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Resale Shares in a year to the extent such dividends are deductible in computing its taxable income for the year.

Disposition of Resale Shares

A Resident Holder who disposes, or is deemed to dispose, of Resale Shares generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Holder of such Resale Shares, as the case may be, immediately before the disposition or deemed disposition. The adjusted cost base to a Resident Holder of a Resale Share will be determined by averaging the cost of that Resale Share with the adjusted cost base (determined immediately before the acquisition of the Resale Share) of all other Resale Shares held as capital property at that time by the Resident Holder. The taxation of capital gains and losses is generally described below under the heading “Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in such taxation year. Subject to and in accordance with the rules contained in the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains realized in a particular taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a Resale Share may be reduced by the amount of any dividends received or deemed to have been received by such Resident Holder on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Resale Shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” or a “substantive CCPC” (both as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including amounts in respect of net taxable capital gains and dividends or deemed dividends that are not deductible in computing such Resident Holder’s taxable income. Such Resident Holders should consult their own tax advisors.

Alternative Minimum Tax

Capital gains realized and dividends received or deemed to be received by a Resident Holder that is an individual or a trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors in this regard.

Taxation of Non-Resident Holders

The following portion of this summary is generally applicable to Holders who, for the purposes of the Tax Act and at all relevant times: (i) are neither resident nor deemed to be resident in Canada, and (ii) do not use or hold Resale Shares in the course of business carried on or deemed to be carried on in Canada. Holders who meet all of the foregoing requirements are referred to herein as “Non-Resident Holders”, and this portion of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Resident Holders should consult their own tax advisors.

Receipt of Dividends

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident. For example, under the Canada-United States Tax Convention (1980), as amended (the “Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the Treaty and entitled to full benefits under the Treaty (a “U.S. Holder”) is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Resale Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Resale Share unless such Resale Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty or convention.

Provided the subordinate voting shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the Cboe Canada and Nasdaq) at the time of disposition, the Resale Shares will generally not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the Non-Resident Holder; (b) persons with whom the Non-Resident Holder did not deal at arm’s length; (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Resale Shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Resale Shares may be deemed to be taxable Canadian property. Non-Resident Holders should consult their own tax advisors as to whether their Resale Shares constitute taxable Canadian property in their particular circumstances.

Even if the Resale Shares are taxable Canadian property of a Non-Resident Holder, such Non-Resident Holder may be exempt from tax under the Tax Act on the disposition of such Resale Shares by virtue of an applicable income tax treaty or convention. In cases where a Non-Resident Holder disposes, or is deemed to dispose, of a Resale Share that is taxable Canadian property of that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption from tax under the Tax Act or pursuant to the terms of an applicable income tax treaty or convention, the consequences under the heading “Certain Canadian Federal Income Tax Considerations – Taxation of Resident Holders – Capital Gains and Capital Losses” will generally be applicable to such disposition. Non-Resident Holders who may hold Resale Shares as taxable Canadian property should consult their own tax advisors.

EXPENSES

The following table sets forth those expenses payable by us in connection with the subordinate voting shares being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee. We will pay fees and expenses incurred by us incident to the registration of the securities. If any subordinate voting shares are sold, the selling securityholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.

SEC registration fee	$192.37
Legal fees and expenses	20,000
Accounting fees and expenses	20,000
Miscellaneous	10,000
Total	$50,192.37

LEGAL MATTERS

Certain legal matters related to the Company’s securities offered by this prospectus will be passed upon on the Company’s behalf by MLT Aikins LLP, with respect to matters of Canadian law. Katten Muchin Rosenman LLP is U.S. counsel for the Company in connection with this offering. In addition, certain legal matters in connection with any offering of securities will be passed upon for any underwriters, dealers or agents, by counsel to be designated at the time of the offering by such underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2025 and December 31, 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference herein have been so incorporated in reliance on the report of Davidson & Company LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our public filings are available to the public on the SEC’s web site at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of this offering (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items, unless otherwise indicated therein):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as initially filed with the SEC on March 31, 2026, and as amended on April 30, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the SEC on May 15, 2026;

●	our Current Reports on Form 8-K, filed with the SEC on April 9, 2026, May 8, 2026, and May 8, 2026; and

●	the description of our securities registered pursuant to Section 12 of the Exchange Act contained in Exhibit 4.18 to our Annual Report Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on September 16, 2024, as updated by any amendment or report filed for the purpose of updating such description, including the section of this prospectus titled “Description of Share Capital.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Digi Power X Inc.

110 Yonge Street, Suite 1601

Toronto, Ontario, M5C 1T4

(818) 280-9758

A statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date of those respective documents.

Up to 380,590

Subordinate Voting Shares

Digi Power X Inc.

Prospectus

         , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$192.37
Printing expenses		(1)
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Transfer agent fees and expenses		(1)
Warrant agent fees and expenses		(1)
Miscellaneous		(1)
Total		$(1)

(1)	The applicable prospectus sets forth the estimated aggregate amount of expenses payable with respect to any offering of securities.

Item 15. Indemnification of Directors and Officers

Under the BCBCA, the Company may indemnify a present or former director or officer of the Company, a director or officer of another corporation that at the time the corporation is or was an affiliate of the Company or who, at the request of the Company, is or was a director or officer or holds a position equivalent to that of, a director or officer of a corporation, partnership, trust, joint venture or other unincorporated entity, against all costs, charges and expenses, including legal and other fees, as well as any judgments, penalties, fines or amounts paid to settle a legal proceeding or investigative action, incurred by the individual in respect of any legal proceeding or investigative action, whether current, threatened, pending or completed, in which the individual is involved because of that association with the Company or other entity. The Company may not indemnify such an individual if the indemnity or payment is prohibited by the Company’s memorandum of articles and unless the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request and in the case of a proceeding other than a civil proceeding the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Company may advance moneys reasonably incurred to an individual described above for the costs, charges and expenses, including legal and other fees, of a proceeding described above; however, the individual shall provide the Company with a written undertaking that should the payment of costs, charges and expenses of a proceeding be determined to be prohibited under the BCBCA, the individual shall repay the moneys.

The articles of the Company provide that the Company shall indemnify a director or former director of the Company and their heirs and legal representatives against all costs, charges and expenses, including legal and other fees, as well as any judgments, penalties, fines or amounts paid to settle a legal proceeding or investigative action, incurred by the individual in respect of any legal proceeding or investigative action. The articles of the Company also provide that the Company may purchase and maintain such insurance for the benefit of a director, officer, employee or agent of the Company, a former director, officer, employee or agent of the Company, an individual who at the request of the Company is or was a director, officer, employee or agent of a corporation or of a partnership, joint venture or other unincorporated entity or an individual who at the request of the Company holds or held a position equivalent to that of a director or officer of a partnership, joint venture or other unincorporated entity, against any liability incurred by the individual, in the individual’s capacity set forth in this paragraph.

The Company maintains directors’ and officers’ liability insurance that insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburse the Company for payments made pursuant to the indemnity provisions under the articles of the Company and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation of Chortle Capital Corp. (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.2	Certificate of Change of Name to HashChain Technology Inc. (incorporated by reference to Exhibit 1.2 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.3	Notice of Articles (incorporated by reference to Exhibit 1.3 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.4	Certificate of Change of Name to Digihost Technology Inc. (incorporated by reference to Exhibit 1.4 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.5	Notice of Articles (incorporated by reference to Exhibit 1.5 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.6	Notice of Articles (incorporated by reference to Exhibit 1.6 to the Company’s Annual Report on Form 20-F, filed with the SEC on July 14, 2023)
3.7	Certificate of Change of Name to Digi Power X Inc. (incorporated by reference to Exhibit 1.7 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 31, 2025)
4.1	Form of Common Shares Purchase Warrant, dated February 7, 2025 (incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 20-F, filed with the SEC on March 31, 2025)
5.1*	Opinion of MLT Aikins LLP
23.1*	Consent of Davidson & Company LLP, independent registered accounting firm
23.2*	Consent of MLT Aikins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page hereto)
107*	Filing Fee Table

*	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on July 17, 2026.

DIGI POWER X INC.

By:	/s/ Michel Amar
Michel Amar
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michel Amar and Paul Ciullo, or either of them individually, as the undersigned’s true and lawful attorney-in- fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michel Amar	Chief Executive Officer and Chairman	July 17, 2026
Michel Amar	(Principal Executive Officer)

/s/ Paul Ciullo	Chief Financial Officer	July 17, 2026
Paul Ciullo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alec Amar	President and Director	July 17, 2026
Alec Amar

/s/ Ajay Gupta	Director	July 17, 2026
Ajay Gupta

/s/ Adam Rossman	Director	July 17, 2026
Adam Rossman

/s/ Gerard Rotonda	Director	July 17, 2026
Gerard Rotonda

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Digi Power X Inc., has signed this Registration Statement on this 17th day of July 2026.

AUTHORIZED U.S. REPRESENTATIVE COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.